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                                                                   Exhibit 10.17

                             Dated October 20, 1999

               PIONEER POLSKI FUNDUSZ NIERUCHOMOSCI SPOLKA AKCYJNA

                                       and

                        FUNDACJA NA RZECZ NAUKI POLSKIEJ

                                       and

                                T.O.N. AGRO S.A.

                                       and

                         VIENNA LEAS INTERNATIONAL S.A.

                                       and

              PIONEER REAL ESTATE ADVISORS POLAND SP. Z O.O. & CO.
                               SPOLKA KOMANDYTOWA

                                       and

        PIONEER PIERWSZE POLSKIE TOWARZYSTWO FUNDUSZY INWESTYCYJNYCH S.A.

                                       and

                       PIONEER REAL ESTATE ADVISORS, INC.

                                       and

                              CADIM SERVOTECH B.V.

                                       and

                EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

              ----------------------------------------------------

                    SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT

                                  in respect of

                    PIONEER POLSKI FUNDUSZ NIERUCHOMOSCI S.A.

              ----------------------------------------------------

                           CAMERON MCKENNA SP. Z O.O.
                             Warsaw Financial Center
                              ul. Emilii Plater 53
                                  00-113 Warsaw
                               T +48 (22) 520 5555
                               F +48 (22) 520 5556


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            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT                Page 2 of 40
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THIS AGREEMENT is made the 20th day of October, 1999

BETWEEN

1. PIONEER POLSKI FUNDUSZ NIERUCHOMOSCI S.A. a joint stock company with its seat in Warsaw, Poland, at Plac Trzech Krzyzy 8, represented by Ms. Alicja Malecka-Salomon as Vice-President of the Management Board and Mr. Amos J. Rogers III as a member of the Board of Management, as reflected in the extract from the Commercial Register maintained at the District Court of Warsaw XVI Commercial Registry Division under no. RHB 50 879 attached as
      Exhibit 1 to this Agreement (the "FUND");

2. FUNDACJA NA RZECZ NAUKI POLSKIEJ (the Foundation for Polish Science) with its seat in Warsaw, Poland, represented by Mr. Grzegorz Krawczyk, Vice-President of Board of Management of the Foundation and Mr. Jacek Kucinski, the proxy, as reflected in the extract from the Foundations Register maintained at the District Court of Warsaw, XVI Commercial Registry Division under no. RF 1057, attached as Exhibit 2 to this Agreement (the "FOUNDATION");

3. TOWARZYSTWO OBROTU NIERUCHOMOSCIAMI AGRO S.A., a joint stock company with its seat in Warsaw, Poland, at Sielecka 22, 00-738 Warsaw represented by Mr. Krzysztof Golebiowski as a member of the Board of Management and by Ms. Anna Wrzecionko, procurist, as reflected in the extract from the Commercial Register maintained at the District Court of Warsaw, XVI Commercial Registry Division under no. RHB 51290 ("TON AGRO");

4. VIENNA LEAS INTERNATIONAL S.A., a joint stock company with its seat in Gliwice, Poland, at Zwyciestwa 30, represented by Mr. Artur Firganek the President of Board of Management as reflected in the extract from the Commercial Register maintained at the District Court of Katowice, VIII Commercial Registry Division under no. RHB 14736 ("VLI");

5. PIONEER REAL ESTATE ADVISORS POLAND SP. Z O.O I SPOLKA, a limited partnership with its seat in Warsaw, Poland, at P1. Trzech Krzyzy 8, 00-499 Warsaw, duly represented by Mr. Gren Carr Jones as a member of the Management Board of Pioneer Real Estate Advisors Poland Sp. z o.o., (General Partner), as reflected in the extract from the Commercial Register maintained at the District Court of Warsaw, XVI Commercial Registry Division under no. RHA 376 (the "LIMITED PARTNERSHIP");

6. PIONEER PIERWSZE POLSKIE TOWARZYSTWO FUNDUSZY INWESTYCYJNYCH S.A., a joint stock company with its seat in Warsaw, Poland, at Stawki 2, 29th floor, represented by Ms. Alicja Malecka-Salomon President of the Management Board, as reflected in the extract from the Commercial Register maintained at the District Court of Warsaw XVI Commercial Registry Division under no. RHB 31 499 attached as Exhibit 3 to this Agreement ("PIONEER INVESTMENT FUND");

7. PIONEER REAL ESTATE ADVISORS, INC. with its seat in Boston, 60 State Street, MA 02109, the United States of America represented by Mrs. Malgorzata Pietrzak-Paciorek, Attorney-at-Law, the proxy ("PIONEER");

8. CADIM SERVOTECH B.V., a limited liability company incorporated under the laws of the Kingdom of the Netherlands with its seat in Amsterdam, the Netherlands, represented by Mr. Pierre Gamache, as a member of the Management Board ("SERVOTECH");

9. THE EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT, an international financial institution established by an international treaty with its seat in London, England, represented by Ms. Jolanta Gabriel, the proxy ("EBRD");

      hereinafter collectively referred to as the "PARTIES", or individually as the "PARTY".


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      Extracts from the Commercial Register of Parties 3 to 5, 8,a Certificate
      of Incumbency of Party 7 and a Certificate from the Deputy Secretary General of Party 9 are attached hereto as Exhibit 4.

RECITALS

A. The Fund is an investment company established as a private Polish joint stock company for the purpose of investing directly or indirectly in commercial real estate properties (and equity interests therein) in the Republic of Poland and managing its real estate in the Republic of Poland.

B. Pioneer, the Foundation, EBRD, Servotech, TON Agro, VLI and the Limited Partnership, have agreed to subscribe for Shares in the Fund and to undertake certain commitments and to regulate their rights in relation to the Fund in the manner hereinafter described, and have agreed together with Pioneer Investment Fund that the subscription and shareholders' agreement (the "EXISTING AGREEMENT") dated the 11th day of April 1997 between Pioneer, the Foundation (together hereinafter referred as the "EXISTING SUBSCRIBERS"), Handlowy Inwestycje Sp. Z O.O. ("HANDLOWY INWESTYCJE"), Towarzystwo Inwestycyjne DOLMEL ("DOLMEL") and Pioneer Pierwsze Polskie Towarzystwo Funduszy Powierniczych S.A. (currently Pioneer Investment Fund) should be amended and restated as follows:

NOW THE PARTIES HEREBY AGREE AS FOLLOWS:

1.    DEFINITIONS

      In this Agreement:-

      1.1. "ACCOUNT" means the bank account of the Fund as notified to the Shareholders from time to time by the Board of Management of the Fund;

      1.2. "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this Agreement, "control" shall mean the ability to direct the activities of the controlled Person by lawful means;

      1.3. "BUSINESS" means the business of the Fund as described in Article 6 of the Statute;

      1.4. "BUSINESS DAY" means a day which is not a Saturday, a Sunday or a public holiday in the Republic of Poland, in London (England), in New York (New York, the United States of America) and in Montreal (Canada);

      1.5. "CLASS A SHARES" means registered ordinary Class A Shares of the Fund with a nominal value of one hundred zlotys (100 PLN) each;

      1.6. "CLASS B SHARES" means registered ordinary Class B Shares of the Fund with a nominal value of one hundred zlotys (100 PLN) each;

      1.7. "CLASS C SHARES" means registered ordinary Class C Shares of the Fund with a nominal value of one hundred zlotys (100 PLN) each;

      1.8. "CLASS D SHARES" means registered ordinary Class D Shares of the Fund with a nominal value of one hundred zlotys (100 PLN) each;

      1.9. "EXCHANGE RATE" means the average ("SREDNI") National Bank of Poland rate of exchange for the United States Dollar on the last Business Day of the month


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            preceding the month in which any conversion of Polish zlotys to
            United States Dollars, or vice versa, is to be calculated pursuant hereto, or (if the conversion is to be made or referred to in documents for consideration at a General Meeting of Shareholders of the Fund) on the last Business Day of the month preceding the month in which the announcement calling the Shareholders' Meeting is submitted for publishing;

      1.10. "FUND DOCUMENTS" shall mean the Statute of the Fund, this Subscription and Shareholders' Agreement, the Investment Advisory Agreement, the Pioneer Group Letter Agreement, Strategic Advisory Agreement and Umbrella Service Agreement;

      1.11. "INVESTMENT ADVISOR" means Pioneer Real Estate Advisors Poland Sp. z o.o., a Polish limited liability company wholly-owned by the Strategic Advisor;

      1.12. "PERSON" means and includes (i) an individual, (ii) a legal entity, organisation, partnership, registered partnership or limited partnership, and (iii) the State Treasury or a local authority ("Governmental Authority") or any department or agency thereof;

      1.13. "PORTFOLIO" means all such properties and/or companies ("PORTFOLIO COMPANIES") (including without limitation land and buildings and other facilities and improvements, agreements rights and interests relating thereto) as the Fund owns or shall own in the Republic of Poland during the term of this Agreement ("TERM") References to the Portfolio in this Agreement shall (where the context so requires) include references to individual properties comprised therein or held by Portfolio Companies from time to time and to part or parts thereof;

      1.14. "SHARES" means Class A Shares and/or Class B Shares and/or Class C Shares and/or Class D Shares of the Fund;

      1.15. "SHAREHOLDER" means a shareholder holding Shares and the expression the "SHAREHOLDERS" shall be construed accordingly;

      1.16. "STATUTE" means the Statute of the Fund in the agreed form attached hereto as Exhibit 5, to be adopted by resolution of the General Meeting of Shareholders of the Fund;

      1.17. "STRATEGIC ADVISOR" means Pioneer;

      1.18. "SUBSCRIPTION" means the subscription for Shares and the payment of the Subscription Price for the Subscribed Shares to the Account;

      1.19. "SUBSCRIBED SHARES" means Shares held by Shareholders from time to time;

      1.20. "SUBSCRIBERS" means Pioneer, the Foundation, EBRD, Servotech, TON Agro, VLI, the Limited Partnership and any other Persons which shall accede to this Agreement and subscribe for Class A Shares, Class B Shares, Class C Shares or Class D Shares in accordance with the terms of this Agreement, each individually referred to as a "SUBSCRIBER";

      1.21. "SUBSCRIPTION PRICE" means the price paid by each of the Subscribers for each Share in Polish zlotys (PLN), being the greater of (a) the equivalent calculated (according to the Exchange Rate) of twenty-eight United States Dollars and eighty-eight cents ($28.88
            US), or (b) one hundred zlotys (100 PLN);

      1.22. "ZLOTY" or "PLN" means the lawful currency of the Republic of Poland;



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      1.23. References to the "EXISTING SUBSCRIBERS" shall, where the context so requires, be interpreted as referring to successors in title thereof or permitted assignees;

      1.24. Capitalised terms not defined otherwise herein shall have the meaning ascribed to them in the Statute.

2.    INVESTMENT OBJECTIVES

      The Fund will seek long-term capital appreciation by investing directly and indirectly in equity interests in commercial real estate properties in the Republic of Poland. The Fund will invest in commercial real estate by direct ownership of interests in real property and through equity and quasi-equity investments in Portfolio Companies which have limited liability and have been established for the purpose of acquiring, developing, renovating, reconstructing, owning and/or managing real estate property in the Republic of Poland.

3.    SUBSCRIPTIONS COMMITTED UNDER THIS AGREEMENT

      Pursuant to the provisions of this Agreement and in accordance with the Exchange Rate as described in Clause 1.9 of this Agreement:

      3.1. The Foundation shall subscribe for Class A Shares of consecutive issues of a total value equivalent to one million United States Dollars ($1,000,000 US);

      3.2. TON Agro shall subscribe for Class A Shares of consecutive issues in the aggregate being of a total value equivalent to five hundred thousand United States Dollars ($ 500,000 US);

      3.3. VLI shall subscribe for Class A Shares of consecutive issues of a total value equivalent to one million United States Dollars ($1,000,000 US);

      3.4. The Limited Partnership shall subscribe for Class A Shares of consecutive issues in the aggregate being of a total value equivalent to three hundred thousand United States Dollars ($300,000
            US);

      3.5. Pioneer shall subscribe for Class B Shares of consecutive issues of a total value equivalent to five million seven hundred thousand United States Dollars ($5,700,000 US);

      3.6. Servotech shall subscribe for Class C Shares of consecutive issues of a total value equivalent to fifteen million United States Dollars ($15,000,000 US);

      3.7. EBRD shall subscribe for Class D Shares of consecutive issues of a total value equivalent to ten million United States Dollars ($10,000,000 US);

      3.8. To date, the following Subscribers have paid up the following portion of their commitment:

            3.8.1. Pioneer - 4.13% of their total commitment (together with Class B shares and 5129 Class A shares), amounting to two hundred thirty five thousand six hundred and sixty United States Dollars ($235,660 US);

            3.8.2. The Foundation - 22.69% of its total commitment, amounting to two hundred twenty six thousand nine hundred and thirty-nine United States Dollars ($226,939 US);

4. EBRD will have the right to cancel its obligation to subscribe and to pay for additional Shares in the Fund hereunder in the event that the access of the Republic of Poland to EBRD resources has been suspended under
      Article 8, paragraph 3 of the Agreement Establishing the European Bank for Reconstruction and Development. Other Shareholders shall have the right to cancel their obligations to subscribe and to pay for
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      additional Shares in the Fund hereunder in the event that EBRD exercises its right under this Clause proportionally to percentage of overall commitment cancelled by EBRD.

5.    RIGHT TO CANCEL THE SUBSCRIPTION

      5.1. Each Shareholder subscribing for Shares under this Agreement may, by notice to the Fund, cancel its unperformed obligations to subscribe and pay for any of the Shares for which it has hereby agreed to subscribe and/or call for redemption of shares it already holds, if any of the representations or warranties made or confirmed by the Fund under this Agreement shall be found to have been incorrect or misleading as at the date of signature of this Agreement to such an extent that a reasonable investor would have been deterred from so subscribing had s/he been aware of the true and complete facts. The above cancellation may be exercised within seven (7) days from the date when the Shareholder first has written notice of such breach of representation or warranty, and has given written notification thereof to the Fund. In such case, provided that the notice in question is either not disputed (or is the subject of a frivolous dispute), or has been confirmed by arbitration under this Agreement, the Shareholders shall vote for any redemption of shares at their issue price, necessary to comply with the notice, or for liquidation of the Fund as proposed by such Shareholder. Where any Shareholder does not vote in compliance with its obligations under this clause
            5.1 and such breach results in failure of the resolution for redemption or liquidation (as the case may be) to pass with the required majority, that Shareholder (and if more than one each of them jointly and severally) shall be liable to the Shareholder/s executing the right to cancel subscription in damages for such breach.

      5.2. The obligation of each Shareholder in respect of each and every new subscription of Class A Shares, Class B Shares, Class C Shares or Class D Shares shall be subject to the Fund and Pioneer confirming in writing that their representations and warranties set out in sub-clauses 8.3.1 and 8.3.5 below are true and correct.

      5.3. Each Shareholder subscribing for Shares under this Agreement may, by notice to the Fund, cancel its unperformed obligations to subscribe and pay for any of the Shares for which it has hereby agreed to subscribe if it is unable to do so as a result of any change, after the date of this Agreement, in any law, rule or regulation of any federal or state authority of the jurisdiction to which such Shareholder is subject.

6.    SURPLUS OVER NOMINAL VALUE

      Any Part of the Subscription Price being, by virtue of the effects of currency conversions, a surplus over the nominal value of the relevant share(s) shall be booked on the reserve fund of the Fund.

7.    NEW SUBSCRIBERS

      7.1. Within nine (9) months following the date hereof other Persons to which Pioneer has made or will make such a proposal may accede to this Agreement and become Subscribers according to the terms thereof ("NEW SUBSCRIBERS"). After the above period no new Persons will be entitled to accede to this Agreement.

      7.2. All the Parties may, but are under no obligation to, grant to Mr. Amos J. Rogers III, Mr. Gren Carr Jones and Malgorzata Pietrzak-Paciorek, attorney at law (the "PROXIES") an irrevocable power of attorney, in the form in accordance with that set out in
            Exhibit 6 hereto, to sign on their behalf an accession agreement in form and substance in accordance with that set out in Exhibit 7 (the "ACCESSION



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           AGREEMENT") hereto with each New Subscriber. Each of the Proxies shall be authorised to act individually.

      7.3. The accession of any New Subscriber to this Agreement becomes binding upon the Parties to this Agreement on the date of the execution of the Accession Agreement, whether directly, or pursuant to the aforementioned power of attorney. Notwithstanding anything to the contrary in the Agreement or any other agreement, the Subscribers will be under no obligation to execute the Accession Agreement with a New Subscriber or to vote in favour of the issue of Shares to a New Subscriber, if sufficient and reasonable evidence of the due financial capacity and good reputation of the potential New Subscribers is not provided to the Subscribers.

8.    REPRESENTATIONS

      8.1.  As of the date of this Agreement:

            8.1.1.    Pioneer holds:

                      8.1.1.1. thirty one (31) Class C Shares numbered from
                               00001 to 00031 (which will be converted into Class B Shares numbered 03001 to 03031) with a nominal value of one hundred zlotys (100 PLN) each and with a total value of three thousand and one hundred zlotys (3,100 PLN) subscribed for in cash;

                      8.1.1.2. four thousand three hundred and twenty-nine
                               (4,329) Class A Shares (formerly held by Dolmel numbered from 23,659 to 27,987, which will be converted into Class B Shares numbered 03032 to 07360) with a nominal value of one hundred zlotys (100 PLN) each and with a total value of four hundred and thirty-two thousand, nine hundred zlotys (432,900 PLN) subscribed for in cash;

                      8.1.1.3. eight hundred (800) Class A Shares (formerly held by the Foundation) numbered from 22859 to 23658 with a nominal value of one hundred zlotys (100
                               PLN) each and with a total value of eighty thousand zlotys (80,000 PLN) subscribed for in cash;

            8.1.2. Pioneer Investment Fund holds three thousand (3,000) Class B Shares, numbered from 00001 to 03000, with a nominal value of one hundred zlotys (100 PLN) each and with a total value of three hundred thousand zlotys (300,000 PLN) subscribed for in cash, which will be transferred to Pioneer after execution of this Agreement and court registration of the amended Statute and increase of the share capital of the Fund (Pioneer Share consolidation);

            8.1.3. The Foundation holds seven thousand eight hundreds fifty eight (7,858) Class A Shares, numbered from 15001 to 22858 with a nominal of one hundred zlotys (100 PLN) each and with a total value of seven hundred and eighty-five thousand, eight hundred zlotys (785,800 PLN) subscribed for in cash;

            8.1.4. The Fund holds fifteen thousand (15,000) Class A Shares (repurchased from Handlowy Inwestycje at par value) numbered from 00001 to 15000, with a nominal value of one hundred zlotys (100 PLN) each and with a total value of one million, five hundred thousand zlotys (1,500,000 PLN), which will be redeemed in accordance with Polish law and the Statute, on



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                      the day the General Meeting of Shareholders' passes the
                      resolution on the first increase of the capital of the Fund in accordance with this Agreement.

      8.2. Each of the Subscribers represents, warrants and undertakes to each other and the Fund that it has taken all necessary action as required by law and its internal regulations enabling it to validly undertake and perform the obligations imposed on it under the terms of this Agreement and that performance of the provisions of this Agreement will not result in a breach of or constitute a default under any agreement, statute, law, regulation or other contractual restriction binding upon it.

      8.3. The Fund and Pioneer each represent, warrant and covenant to the Subscribers making an equity commitment under this Agreement that:-

            8.3.1. EXISTENCE AND POWER. The Fund is duly established, organised and existing under the laws of the Republic of Poland and has unlimited power and authority under its Statute and the laws of the Republic of Poland to own and operate its properties, to carry on its business, to invest in real estate properties and limited liability companies, joint stock companies, limited partnership and others owning real estate properties and to execute, deliver and perform this Agreement and each of the other Fund Documents to which it is or will be party.

            8.3.2. FINANCIAL CONDITION. As of the date hereof, the Fund has no contingent obligation, or indebtedness of any kind, and all sums contributed to date to the equity of the Fund are held on the Fund's bank account, except for the sums spent to cover administrations costs and expenses of the Fund incurred in the ordinary course of business. The financial situation of the Fund including the calculation of the administrative costs of the Fund is attached as Exhibit 8 to this Agreement.

            8.3.3. HOLDINGS. As of the date hereof, the Fund does not own or otherwise control any voting stock of or have any ownership interest in any Person.

            8.3.4. LIENS. The Fund does not have outstanding, nor is it contractually bound to create, any Lien on or with respect to any of its assets, properties, rights or revenues.

            8.3.5. TAXES AND REPORTS. All tax returns and reports required by law to be filed in the Republic of Poland or abroad, and each governmental subdivision thereof, have been duly filed, and all taxes assessments, fees, and other governmental charges due upon the Fund, or upon any of its assets or income have been paid or adequately provided for on the books of the Fund, save only for any minor infractions due to administrative oversights which have been or will be promptly cured upon discovery thereof.

            8.3.6. DEFAULTS. Neither the Fund nor Pioneer is in breach of any provision of any contract pertaining to the Fund to which either the Fund or Pioneer is a party, which breach could reasonably be expected adversely to influence an investor's decision to invest in the Fund.

            8.3.7. LITIGATION. No notice of any action, suit, other legal or arbitral proceeding or investigation has been served upon the Fund, nor (to the best knowledge of the Fund or Pioneer) is pending by or before any domestic or foreign court or governmental authority or in any arbitral or



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                      other forum or (to the best knowledge of the Fund and
                      Pioneer) is threatened against the Fund.

            8.3.8. DISCLOSURE. All documents, reports and other written information pertaining to the Fund and its proposed operations (including, without limitation, this Agreement, and the other Fund Documents) that have been furnished to EBRD, Servotech and the other Subscribers making a commitment under this Agreement are true and correct in all material respects and do not contain any material misstatement of fact or (to the best knowledge of the Fund and Pioneer) omit to state a material fact necessary to make the statements contained herein or therein not misleading and accurate. For the avoidance of all doubt, the provisions of this Clause shall not apply to, and Shareholders shall not be entitled to rely upon, any draft, unsigned, private placement memorandum which may have been produced by the Fund, Pioneer or any of their Associates from time to time.

      8.4. The Fund and Pioneer acknowledge that the representations and warranties made or confirmed in this Agreement are made or confirmed with the intention of persuading EBRD, Servotech and the other Subscribers subscribing for Shares hereunder to enter into this Agreement and to subscribe and pay for the Shares for which they hereby agree to subscribe, and that EBRD, Servotech and the said other Subscribers have entered into this Agreement on the basis of and in full reliance on such representations and warranties.

9.    BUSINESS OF THE FUND

      Each of the Shareholders agrees to exercise its rights under this Agreement and as a Subscriber to and Shareholder of the Fund so as to ensure:

      9.1. The realisation of the object of the Fund which shall be to carry on the Business, and;

      9.2. That the Business shall be conducted in accordance with the investment guidelines ("INVESTMENT GUIDELINES") set out in Exhibit 9 hereto, as amended or modified from time to time by the Supervisory Board of the Fund, good business practice and sound commercial principles.

10.   KEY PERSONNEL

      10.1. Mr. Stephen G. Kasnet shall be the President of the Fund's Board of Management, Mrs. Alicja Malecka-Salomon and Mr. Amos J. Rogers III shall be members of the Board of Management of the Fund. Gren Carr Jones shall be Managing Director of the Investment Advisor, and shall dedicate to the Fund the required percentage of his time (which shall be a minimum of eighty percent (80%). Any proposed changes in Key Personnel shall be notified in advance to the Investment Committee of the Fund, which shall approve appointments or replacements of Key Personnel before they become effective. Any such replacements shall dedicate the same amount of time to the Fund as required of the Key Personnel named above.

      10.2. The initial members of the Investment Committee shall be: Mr. Stephen G. Kasnet of Pioneer, Mr. Tim Norman of the EBRD, Mr. Pierre Gamache of Servotech, and a person to be jointly appointed by EBRD and Servotech.

11.   EXERCISE OF VOTING RIGHTS

      Each Subscriber agrees on its own behalf:



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      11.1. to exercise the voting rights available to it at the General Meeting of Shareholders of the Fund in relation to the Fund so as to give full effect to the terms and conditions of this Agreement and not to request a secret ballot;

      11.2. to vote on the issuance of bonds by the Fund on the terms and for the amounts presented by the Board of Management and approved by the Supervisory Board of the Fund from time to time;

      11.3. (provided such Subscriber is a Shareholder with a right to designate a member of the Supervisory Board):

            11.3.1. to inform the Supervisory Board of the Fund of the existence and identity (but not the commercial details) of any direct investment in the Polish property sector which is in the same general location and the same market sector as the investment opportunities sought by the Fund and has been approved by the said Shareholder or the relevant corporate bodies thereof, which could create an opportunity for conflicts of interest to arise, provided however that the Shareholders acknowledge that TON Agro and Servotech (either directly or through its Affiliates) in their normal course of business are actively involved in investing and selling real estates; and

            11.3.2. (unless the other Shareholders agree otherwise), to cause its designee (to the extent possible) to refrain from participation in Fund decisions on projects with respect to which such Shareholder has a conflict of interest.

      11.4. to vote on the dismissal of the President and members of the Board of Management only for "CAUSE". For the purpose of this section "CAUSE" shall mean:

            11.4.1. a negligent act or a material breach, by the member of the Board of Management (including the President), of the laws of the Republic of Poland or of the provisions of this Agreement, the Statute, the Investment Guidelines, or any other legal documents regulating the conduct of members of the Board of Management with respect to the operation of the Fund, which is not promptly undertaken (using reasonable endeavours) to be cured or is not cured within 45 (forty five) days of notice from the Supervisory Board requiring that such breach be cured;

            11.4.2. wilful misconduct or fraud by the member of the Board of Management (including the President);

            11.4.3. if, as at October 20, 2001, less than 1/3 (one third) of the share capital of the Fund is invested pursuant to
                      Article 6(a) and/or (c) of the Statute;

            11.4.4. if, as at October 20, 2002, less than 2/3 (two thirds) of the share capital of the Fund are invested pursuant to
                      Article 6 (a) and/or (c) of the Statute.

            For the purpose of calculation of the invested Fund's capital in accordance with sections 11.4.3 and 11.4.4 above, funds to be invested by the Fund pursuant to legal, valid and binding agreements shall be deemed to be invested Fund's capital assuming that the first expense by the Fund in respect of such project shall take place within 12 (twelve) months from the execution of such an agreement.

            Notwithstanding the above none of the members of the Board of Management may be dismissed for reasons provided for in sections
            11.4.3 and 11.4.4 if the Fund



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            did not invest its share capital in amounts provided therein, due to a refusal to invest in projects presented by the Investment Advisor which were in compliance with the Investment Guidelines.

12.   INCREASE OF SHARE CAPITAL

      Each Subscriber agrees on its own behalf:-

      12.1. during the 36 months commencing on the date hereof (subject to an extension of 12 months, if so resolved by Shareholders representing more than three quarters (3/4) majority of the share capital of the
            Fund) ("INVESTMENT PERIOD"), at each General Meeting of Shareholders of the Fund called by the Board of Management of the Fund to vote in favour of an increase in the share capital of the Fund in an amount as described in the public announcement published by the Board of Management of the Fund and to subscribe for the number of new Shares as described in the public announcement published by the Board of Management of the Fund, as well as all Accession Agreements, provided that:

            12.1.1. capitalisation of the Fund shall at no time exceed the zloty equivalent of sixty million United States dollars ($60,000,000 US) based on a share price of $28.88 per Share (or the zloty equivalent thereof calculated by reference to the Exchange Rate applicable on the date of Subscription for each Share) and Servotech shall at all times hold at least 25% of the share capital of the Fund;

            12.1.2. the obligations of each Subscriber under this Clause shall be capped at their respective amounts specified in Clause 3;

            12.1.3. each Subscriber shall be obliged to subscribe for and contribute the same percentage of its commitment as each other Subscriber, provided that, due to the fact that the Foundation has contributed 22.69% of its commitment set out in Clause 3, it will not be obliged to subscribe for new Shares in the Fund and make any contributions until such time as the other Subscribers contribute to the Fund 22.69% of their respective commitments set out in Clause 3, provided that the funds contributed by the Foundation are held on the bank account of the Fund or have been invested;

            12.1.4. nothing in this Agreement shall require any Subscriber who has not already done so to make an initial subscription ("FIRST SUBSCRIPTION") of more than five percent (5%) of that Subscriber's total commitment pursuant to Clause 3 of this Agreement. The First Subscription will be made by the Subscribers within ten (10) Business Days from the date of the resolution of the General Meeting of Shareholders on the increase of the share capital of the Fund, in the amount indicated in writing by the Management Board of the Fund;

            12.1.5. after the Subscribers have made their First Subscription, the Fund shall not call for them to subscribe for new Shares unless funds are actually required, or reasonably foreseen to be required within three (3) months:

                      12.1.5.1. to fund investments duly approved by the
                                Investment Committee, or

                      12.1.5.2. to pay fees to the Investment Advisor (provided
                                always that the Fund shall not call for new capital for this purpose more frequently than every six months).


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           SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT                Page 12 of 40
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            12.1.6.   The Fund will provide the Shareholders a quarterly
                      estimate of the anticipated share capital increase of the Fund.

            12.1.7. For the purposes of this Agreement, the date of payment for the Shares, is the date the Subscription Price is entered in the Account.

      12.2. The share capital of the Fund shall be increased, in accordance with Clause 12.1 above, by the issue of ordinary registered Class A Shares, Class B Shares, Class C Shares and Class D Shares of consecutive issues, which shall (subject to Clause 3.9) be covered by cash contributions. Subject to 12.1.3 above, the Subscribers shall subscribe for the Shares and shall pay for them in full within not longer than fourteen (14) days from the date of receipt of certified copy of the resolution to increase the share capital of the Fund (except for the First Subscription as set out in 12.1.4 above). Notwithstanding the above, but subject to Clause 17 below, in case of any default on the part of any Subscriber to subscribe and pay for the Shares issued to it hereunder, the remaining Subscribers are not allowed (subject to Clause 5.3 above) to reduce their contribution and shall subscribe for all Shares issued to them;

      12.3. in the event New Subscribers accede to this Agreement pursuant to Clause 7 within the period specified in Clause 7.1, to waive all of the pre-emptive rights to which they are entitled in respect of the newly issued Shares to be subscribed for by the New Subscribers. This obligation shall expire within nine (9) months of the date hereof. The New Subscribers shall subscribe and pay in full a prorata share of their commitment equal to the portion already subscribed and paid up by the Subscribers within a period not longer than fourteen (14) days from the date of the resolution to increase the share capital of the Fund, pursuant to the resolution of Shareholders.

      12.4. When all Shareholders will have contributed twenty-five percent (25%) of their respective commitments to the Fund as set out in Clause 3 of this Agreement, each of them may vote at the next General Meeting of Shareholders of the Fund, called by the Board of Management of the Fund:

            12.4.1. to amend Article 7 of the Statute in order to carry out the split of all Shares of the Fund in such a manner that each Share of a nominal value of one hundred zlotys (100
                      PLN) issued prior to that resolution will be split into ten (10) new Shares of the same Class of a nominal value of ten zlotys (10 PLN);

            12.4.2. to authorize the Board of Management of the Fund within three (3) months from the date of that resolution to carry out the replacement of all existing Shares with such new Shares and, in particular, to call upon all Shareholders to deliver their Shares to the Board of Management for that purpose;

            12.4.3. to add point 5 to Article 7 of the Statute to read as follows:

                      "For the purpose of this provision a dollar equivalent of nominal value of Shares owned by each Shareholder shall be calculated on the basis that:

                      - for Shares issued prior to [date of the resolution]
                        i.e. Class A Shares of the issue [], Class B Shares of the issue [], Class C Shares of the issue [], and Class D Shares of the issue [], every one hundred zlotys (100
                        PLN) of the nominal value of such Shares shall be treated as equal to twenty-eight United States dollars and eighty-eight cents ($28.88 US);

                      - for Shares issued after [date of the resolution] each
                        ten zlotys (10 PLN) of the nominal value of such Shares shall be treated as equal to twenty-eight United States dollars and eighty-eight cents ($28.88 US)."

           SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT                Page 13 of 40
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            The change of the structure of the share capital of the Fund shall not affect any other rights and duties of any of the Shareholders of the Fund related to this Agreement.

      12.5. In the event that TON Agro provides to the Fund in writing by December 31, 1999 a binding and irrevocable offer accepted by the Fund of the increase in its Commitment to the Fund to a total of five million United States Dollars ($5,000,000 US) the Shareholders agree:

            12.5.1. to amend this Agreement as necessary to reflect the increased Commitment of TON Agro; and

            12.5.2. to vote to amend the Statute to provide that the right of EBRD and Servotech under Article 8.9 and Article 9.2 to jointly appoint a member of each of the Supervisory Board and the Investment Committee shall be transferred to and be exercisable by TON Agro, as long as it remains a Shareholder of the Fund; such amendment shall, however, provide that such right shall revert to EBRD and Servotech, when TON Agro shall have ceased to be a Shareholder of the Fund.

13.   CERTIFICATE OF INCUMBENCY

      The Fund shall furnish or cause to be furnished to each Subscriber subscribing for Shares, a certificate in the form attached hereto as
      Exhibit 10 as to the authority of the Person or Persons who will, on behalf of the Fund, sign the requests and certifications provided for in this Agreement, or take any other action or execute any other document required or permitted to be taken or executed by the Fund under this Agreement, together with authenticated specimen signatures for each such Person.

14.   PENALTIES

      14.1. Notwithstanding the provisions of any other Clauses of this Agreement, but subject to Clause 7.3, if any Party is in breach of its aforesaid obligations (i.e. (a) to vote for an increase in the share capital and/or (b) to vote for the issue of Shares to New Subscribers and/or (c) to waive its rights of pre-emption) and if it shall not have cured such breach within ten (10) Business Days from receiving notice thereof from the Fund, it shall be liable to pay to the Fund a penalty fee in the amount of one hundred and fifty percent (150%) of the amount which would have been paid to the Fund by the relevant Subscriber or Subscribers who were prevented from making their contributions (in case of a breach of Clauses 12.1 or 12.2) or New Subscriber (in case of a breach of Clause 12.3) as a contribution to pay for the Shares to be issued to such New Subscriber.

      14.2. If, as a result of a breach of Clause 12.3, the New Subscriber exercises its right to withdraw from this Agreement, the defaulting Subscriber shall pay a penalty in the amount of one hundred and fifty percent (150%) of the total amount committed for investment by the New Subscriber. Provisions applicable to a penalty fee specified under Clause 14.1 shall apply also to the penalty fee set out herein, save that the penalty shall be payable to the remaining Subscribers in amounts proportionate to their holdings of Shares within thirty (30) Business Days from the date of notice of the relevant breach.

      14.3. The above provisions shall not preclude any Subscriber from claiming damages if that Subscriber's losses exceed the penalty to which s/he is entitled.

      14.4. The penalties specified in Clause 14.1 shall be put into the reserve fund of the Fund.

      14.5. Notwithstanding Clause 14.1 - 14.3, upon the request of the Fund, each Shareholder, obliges himself to sell its Shares, in case of its default in its commitment to contribute share capital, in accordance with Clause 3, in the

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            following way:

            14.5.1. in case of default to subscribe for Shares prior to funding 85% of commitments, the defaulting Shareholder shall be obliged to sell all Shares held by him;

            14.5.2. in case of default to subscribe for shares after funding 85% of commitments, the defaulting Shareholder shall be obliged to sell the amount of Shares necessary to cover the defaulting Shareholder's required total commitment to subscribe for Shares.

      14.6. For the purposes of this Clause, the percentage of commitments described in Clause 14.5 above shall be calculated on basis of the contribution of each Shareholder, as described in Clause 3 where the share value shall be based on a deemed price of twenty-eight United States dollars and eighty-eight cents ($ 28.88 US) per Share as described in Clause 1.9 of this Agreement.

15.   The Subscribers may, but are under no obligation to, grant within fourteen
      (14) days from the date hereof an irrevocable independent power of attorney to the Proxies, in the form of Exhibit 11 to represent them at any General Meeting of Shareholders and to vote for the above-mentioned amendments to the Statute as well as the above mentioned increase(s) in share capital as well as for the subscription in their name of the registered Shares for which they agreed to subscribe in this Agreement. This power of attorney may be granted for a period of thirty-six (36) months from the date of the establishment of the Fund. The above power of attorney shall be used only in the event the representatives of the Subscribers do not attend a given General Meeting of Shareholders.

16. The obligation of Subscribers to vote for increases in the share capital of the Fund and subscribe for Shares up to the amount of their total commitments will expire thirty-six (36) months from the date of this Agreement (subject to a 12-month extension, if so resolved by the Shareholders representing more than three quarters (3/4) majority of the
      Fund), PROVIDED ALWAYS THAT:-

      16.1. Subscribers shall meet calls to subscribe made before the end of the said period (as extended if appropriate) and expiring no later than thirty days after the end thereof, and

      16.2. nothing in this Clause shall affect the liability of Subscribers to honour calls to subscribe up to their said total commitments which were made before the expiry of the said period in order to meet investment commitments made by the Fund.

17.   EBRD'S AND SERVOTECH'S RIGHT TO REDUCE THEIR COMMITMENTS

      17.1. In the event of a default by any other Subscriber, each of EBRD and Servotech shall have the option to reduce their respective commitment to subscribe for the EBRD Shares and the Servotech's Shares to the extent necessary to cause their total subscription to the Fund not to exceed thirty percent (30%) of total commitments in the case of EBRD and forty-five percent (45%) of total commitments in the case of Servotech, as expressed in United States Dollars at the Exchange Rate.

      17.2. Prior to exercising their respective rights under this Clause, EBRD and/or Servotech shall:-

            17.2.1. give notice of its/their intention to exercise the said right within fourteen (14) days following the end of the subscription period during which the default has occurred; and

            17.2.2. afford the Fund ninety (90) days (the "Cure Period") either:

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                      17.2.2.1.  to persuade any defaulting Subscriber
                                 ("Defaulter") to honour its obligations; or

                      17.2.2.2. to find other Subscribers or new investors willing to make good the sums which the Defaulter has failed to subscribe; or

                      17.2.2.3.  otherwise to cure the default.

      17.3. During the Cure Period, the Fund shall not invest any subscriptions received during the relevant subscription period.

      17.4. In the event of a default by any Subscriber, all remaining Shareholders including EBRD and Servotech, shall have the option to lend the Fund the sums which the Defaulter has failed to subscribe (the "Shareholder's Loan") which option may be exercised at any time during the first sixty days following the end of the subscription period during which the default has occurred by giving the Fund a written notice to that effect. The Shareholder's Loan shall be for a term of twelve (12) months and shall bear interest both before and after maturity at the rate of twenty percent (20%) per annum, calculated monthly. The principal amount of the Shareholder's Loan, all interest thereon as well as all the lending Shareholders' reasonable costs of granting the Shareholder's Loan and a one percent (1%) placement fee shall be repaid to the lending Shareholder, as soon as possible, with priority over all other sums payable to the Shareholders pursuant to the Fund Documents or otherwise. The Shareholder's Loan shall be disbursed to the Fund, in a single advance, in United States Dollars, not more than thirty
            (30) days following the exercise of the option, upon the execution by the Fund of all customary documents reasonably required by the lending Shareholder to evidence the Shareholder's Loan. In the event that more than one of the remaining Shareholders shall exercise such option, the amount of the Shareholder's Loan shall be advanced by all such Shareholders, jointly, each of them contributing in proportion to the number of Shares each hold over the total number of Shares of the Fund held by all Shareholders exercising the option, unless agreed otherwise by such Shareholders.

      17.5. If by the end of the Cure Period where applicable, or by the end of the delay mentioned in Clause 17.4 hereof in other cases, the defaulting Subscriber shall not have complied in full with the relevant obligation or the Fund shall not have received the proceeds of any Shareholder's Loan, the Fund shall repay all Shareholders' subscription, including EBRD's and Servotech's subscription, to the extent necessary to comply with sub-clause 17.1 above, or if the funds remaining are insufficient to allow the Fund to complete whole or part of the investment contemplated when the cash call was effected, the Fund shall repay all Shareholders' that subscription in full.

      17.6. In case EBRD and/or Servotech has exercised their rights specified in this Clause, the remaining Shareholders shall have the right to reduce their commitments to subscribe for shares proportionally.

18. The Fund intends to apply for the listing of its Shares in a developed trading market (approved by the General Meeting of Shareholders) as soon as possible, within six (6) years of the date of this Agreement. Prior to the fifth (5th) anniversary of the date of this Agreement, the Board of Management of the Fund will submit an action plan for the listing of the Fund to the Supervisory Board for consideration.

19.   DISTRIBUTION OF PROFITS

      19.1. During its first three years of operations (subject to an extension upon a resolution of the General Meeting of Shareholders adopted by more than three quarters (3/4) majority of the votes cast), the Fund will pay dividends as and when

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 16 of 40
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            recommended by the Supervisory Board and approved by the General
            Meeting of Shareholders pursuant to the Statute. Thereafter, the Fund will make a distribution to Shareholders at least annually to the extent there is an after tax profit available for distribution, as provided by Polish law. Dividends will be paid in zlotys. The Fund expects to retain substantially all of its earnings until the third anniversary or, if extended, until the fourth anniversary of the date of this Agreement.

      19.2. Distributions of income accrued to the Fund from the temporary investment of cash reserves, net of management and administrative fee, expenses and taxes payable by the Fund will be made to all Shareholders at least annually in proportion to their Share ownership.

      19.3. Likewise, upon termination and liquidation of the Fund, liquidating distributions of cash and securities, after liquidation proceedings will be made to all Shareholders in proportion to their respective Share ownership.

20.   TRANSFER OF INTEREST

      The rights of Shareholders to transfer their Shares are governed by the Statute. The Shareholders shall procure that any purchaser of their Shares shall become a party to this Agreement and shall become a Subscriber in the meaning of this Agreement, and shall assume all rights and obligations resulting from the sale of such Shares except for EBRD's right under Clause 4 and 17.1 above.

21.   INVESTMENT ADVISORY AGREEMENT

      21.1. The Subscribers agree that the Fund shall enter into an Investment Advisory Agreement and an Umbrella Services Agreement in the forms attached hereto as Exhibits 12 and 13 respectively, which shall supersede any and all previous agreements by the Fund with the Investment Advisor.

      21.2. The Strategic Advisor will enter into a Strategic Advisory Agreement with the Investment Advisor (and not the Fund) in the form attached hereto as Exhibit 14, and under such agreement will provide services to the Investment Advisor and receive fees for such services from the Investment Advisor and not from the Fund.

      21.3. Pioneer acknowledges that Servotech and EBRD may receive in the future from the Investment Advisor consideration in return for their significant investment in the Fund and consequential increased marketability of the Fund.

22.   CO-INVESTMENT

      Each Shareholder shall have the right to enter into an agreement with the Fund to provide for:-

      22.1. co-investment by that Shareholder with the Fund on equal terms and conditions to be agreed between the relevant Shareholder and the Fund provided that no advisory fees or incentive fees shall be payable by the co-investing Shareholder, and/or

      22.2. debt financing to be advanced by that Shareholder to the Fund and to be secured by a mortgage or mortgages on the real estate assets of the Fund on terms and conditions to be agreed between the relevant Shareholder and the Fund.

23.   TERMS OF SHARE SALE

      23.1. Subject to the provisions of the Statute, every sale, transfer or other kind of alienation of the Shares in the Fund to any third person may take place only upon the condition that the purchaser shall accede to this Agreement, under which it will undertake to comply with all provisions of this Agreement.

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 17 of 40
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      23.2. In the event the Shares of the Fund are transferred in breach of the preceding sub-clause, the transferor shall remain liable for the performance by each possessor of transferred Shares of obligations which he would have been obliged to perform if he acceded to this Agreement. The transferor shall be liable for damages incurred by the Parties to this Agreement arising from the non-performance of the above obligation by each of the possessors of Shares, in the event the Shares of the Fund are transferred in such breach.

24.   CONFLICTS OF INTEREST

      The Fund will not invest in any property owned (in whole or in part) by Pioneer, the Investment Advisor or any Affiliate thereof, or in any Company whose Shares are held by, or which has borrowed funds from, Pioneer, the Investment Advisor, or any Affiliate of either thereof, including any investment funds managed, advised or sponsored by Pioneer or its Affiliates, without a prior resolution of the Supervisory Board pursuant to Articles 8.10 (r) and 8.12 (b) of the Statute. In the event that the Fund invests in a property or Portfolio Company advised by Pioneer or the Investment Advisor or any of their Affiliates, the terms of such advisory work shall be fully disclosed to the Supervisory Board prior to the Fund making a decision on such investment.

25.   NON-DISCLOSURE OF INFORMATION

      25.1. Each Party undertakes to each of the other Parties that it shall use all reasonable endeavours, except with the consent of the relevant Party or as may be required by law, by any court of competent jurisdiction, or by any regulatory authority or by any regulations binding upon it, to ensure that all information received by it in writing relating to the other Parties which is not in the public domain and which is marked "confidential" on the cover, shall be treated as confidential and shall not be disclosed to any third party, except with a proposed sale of its Shares, PROVIDED ALWAYS that all written information provided by Parties to each other prior to the date of this Agreement shall be deemed to have been marked "confidential".

      25.2. This restriction shall continue to apply after the expiration or termination of this Agreement with limit to [two] (2) years after liquidation of the Fund but shall cease to apply to information or knowledge which may properly come into the public domain through no fault of the Party so restricted.

      25.3. A Party shall not be in breach of the provisions of this Agreement by virtue of any member of the Board of Management, Supervisory Board, or Investment Committee of the Fund appointed by a Party passing to that Party any information s/he receives in that capacity or in any similar capacity in relation to any subsidiary of the Fund, but nothing contained in this Agreement shall require such disclosure which would result in the breach of a fiduciary duty to the Fund or any such subsidiary.

      25.4. Notwithstanding the foregoing, nothing herein shall prevent EBRD and Servotech from disclosing information relating to its investment in the Fund as required by policies and procedures issued by its governing bodies.

26.   DURATION

      This Agreement shall continue in full force and effect until any of the following events occurs:-

      26.1. the express written agreement of all the Shareholders of the Fund to terminate this Agreement; or

      26.2. the liquidation and/or winding up of the Fund and/or the date on which the judgement providing for the de-registration of the Fund becomes final and


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            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 18 of 40
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            unappealable through ordinary means of appeal; or

      26.3. in respect to each Shareholder, the sale of all Shares held by such Shareholder; in accordance with the provisions of this Agreement; or

      26.4. the Shares of the Fund become listed securities.

      Following any such termination, the provisions of Clause 25 shall nevertheless remain in full force and effect.

27.   COSTS, FEES AND EXPENSES

      27.1. All organisational expenses and legal costs incurred in connection with the establishment of the Fund, in accordance with this Agreement and its Exhibits, will be borne by the Fund in an amount not to exceed one percent (1%) of the Fund's total capital commitments. All organisational expenses and legal costs in excess of this amount will be borne by the Strategic Advisor.

      27.2. The budget for Fund expenses will be subject to the approval of the Supervisory Board.

28.   INDEMNIFICATION

      The Fund will indemnify, out of the assets of the Fund only, the Investment Advisor, the Board of Management and their respective officers, directors and employees, and each member of the Investment Committee and the Supervisory Board for any claims, damages and liabilities to which they may become subject because of their status as Investment Advisor of the Fund or member of the Board of Management, Investment Committee or Supervisory Board of the Fund, or as an officer, director or employee thereof, or by reason of any action taken or omitted to be taken by them in connection with the Fund, except to the extent caused by their gross negligence or wilful misconduct.

29.   ASSIGNMENT

      29.1. During the term of this Agreement, no Shareholder shall (or shall purport) to assign, transfer, or otherwise dispose of any of its Shares unless it shall first have procured that its assignee, transferee or other recipient (the "NEW SHAREHOLDER") shall have acceded to this Agreement as hereinbefore provided.

      29.2. Nothing in this clause shall authorise any transfer of Shares which would not be made in accordance with the Statute of the Fund.

30.   SUCCESSORS

      This Agreement shall be binding on and shall inure for the benefit of the respective successors in title of each Party.

31.   NO PARTNERSHIP

      Nothing in this Agreement shall be deemed to constitute a partnership between the parties nor constitute any party the agent of any other party for any purpose.

32.   FURTHER ASSURANCE AND GOOD FAITH

      32.1. Each Party shall co-operate with the other Parties to prepare and deliver documents and take such other actions as may be reasonably requested in order to implement this Agreement.

      32.2. The Parties shall at all times act diligently towards each other in fulfilment of their obligations hereunder and in relation to the Fund and this Agreement.

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 19 of 40
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33.   ARBITRATION

      33.1. Any claims or disputes between the Parties, involving at least one non Polish Party, arising out of or relating to this Agreement, which cannot be resolved in an amicable fashion shall be settled by an arbitration court sitting in London, England (the "LONDON ARBITRATION COURT"). The arbitration proceeding shall be conducted in accordance with the Rules of Arbitration of the United Nations Commission on International Trade Law (the "UNCITRAL ARBITRATION RULES") in force at the time of submittal of the dispute to arbitration. The proceedings shall be conducted in the English language. There shall be one arbitrator appointed jointly by such of the Parties as are in dispute. The President of the London Court of International Arbitration shall act as the appointing authority under the UNCITRAL Arbitration Rules if the Parties in dispute fail to appoint the arbitrator jointly within the limits specified in the UNCITRAL Arbitration Rules.

            Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of EBRD accorded under the Agreement Establishing the Bank, international conventions or any applicable law.

      33.2. All claims or disputes between the Polish Parties will be settled by the Arbitration Court at the National Chamber of Commerce in Warsaw (the "WARSAW ARBITRATION COURT") in accordance with the arbitration rules of such court prevailing at the time. The award of the arbitration court shall be final and binding.

      33.3. Nothing in this Agreement shall be construed as an attempt to exclude the jurisdiction of the Polish courts in matters as to which, by virtue of Polish law, they have exclusive jurisdiction.

      33.4. In making its decisions on a matter in dispute, the Warsaw Arbitration Court shall have no regard to any findings of the London Arbitration Court in previous similar disputes which may have arisen between other Parties, and vice versa.

34.   MISCELLANEOUS

      34.1. This Agreement, subject to Clause 12.1.4, is conditional upon registration within forty five (45) Business Days from the receipt of the capital cash contributions from the Shareholders by the District Court-Commercial Court in Warsaw (the "COURT") the resolutions the General Meeting of Shareholders of the Fund authorising:-

            34.1.1. the necessary increase in the share capital of the Fund to comply with the Subscribers obligations under this Agreement to subscribe for their first tranche of Shares; and

            34.1.2. the amendment of the existing statute of the Fund so as to be in the new form of the Statute.

      34.2. If the pre-condition in the foregoing sub-clause shall not be satisfied, this Agreement shall not come to force, and the relationships between the Existing Subscribers shall continue to be governed by the Existing Agreement. The Subscribers shall be released from their obligations to make commitments and the capital paid to the Fund on the basis of this Agreement shall be returned. If such pre-condition is satisfied, then, as of the date of registration by the Court of the above resolutions, this Agreement supersedes any and all prior agreements between the parties, which said agreements are hereby terminated and of no further force and effect. In particular, subject as aforesaid, from the date thereof, the

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 20 of 40
--------------------------------------------------------------------------------

            Existing Agreement shall expire and shall have no further force and effect, and the relationships between the Subscribers shall be governed by this Agreement.

      34.3. This Agreement shall be governed by and construed in accordance with Polish law.

      34.4. This Agreement was executed in two languages, Polish and English, in 9 originals one of each for each of the Parties. In case of a disputes involving an entity with its seat outside of the Republic of Poland, the English version shall prevail in case of any discrepancy between versions in different languages, but otherwise the Polish version shall be binding.

      34.5. Any amendment to this Agreement shall be in writing to be valid.

      34.6. Nothing in this Agreement shall be construed as adversely affecting the special rights conferred by the Statute upon the holders of any Class of Shares, including special voting and rights to appoint representatives to the Supervisory Board, the Board of Management or the Investment Committee of the Fund. Nor shall anything in this Agreement be construed as adversely affecting the rights of such appointees.

      34.7. Unless provided otherwise all notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally, sent by registered mail or sent by telefax:-

            IF TO THE FUND:

            Pioneer Polski Fundusz Nieruchomosci S.A.
            Plac Trzech Krzyzy 8
            00-499 Warsaw, Poland
            Att.:     Mr. Gren Carr Jones
                      Mr. Piotr Niedzielski
            Telephone:   +48 (22) 627 2750
            Telefax:     +48 (22) 627 2760

            cc:
            Cameron McKenna Sp. z o.o.
            Warsaw Financial Center
            53 Emilii Plater St.
            00-113 Warsaw, Poland
            Att.:     Mr. Steven Shone
                      Ms. Malgorzata Pietrzak-Paciorek
            Telephone:   + 48 (22) 520 5555
            Telefax:     + 48 (22) 520 5556

            cc:
            Pioneer Real Estate Advisors, Inc.
            60 State Street
            Boston, MA 02-139
            USA
            Att.:     Mr. Stephen G. Kasnet
                      Mr. Amos J. Rogers III
            Telephone:   + 1 (617) 742 7825
            Telefax:     + 1 (617) 422 4286

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 21 of 40
--------------------------------------------------------------------------------

            IF TO THE FOUNDATION:

            Fundacja Na Rzecz Nauki Polskiej
            11 Grazyny St.
            02-548 Warsaw, Poland
            Att.:     Mr. Maciej W. Grabski
                      Mr. Jacek Kucinski
            Telephone:   + 48 (22) 845 4055
            Telefax:     + 48 (22) 845 4054

            IF TO TON AGRO:

            Towarzystwo Obrotu Nieruchomosciami AGRO S.A.
            22 Sielecka St.
            00-738 Warsaw, Poland
            Att.:     Mr. Jan Wojciech Podobas
                      the President of the Board of Management
            Tel.:        + 48 (22) 699 4123
            Fax:         + 48 (22) 699 4122

            IF TO VLI:

            Vienna Leas International S.A.
            81 Strazacka St.
            43-382 Bielsko Biala, Poland
            Att.:     Mr. Artur Firganek
                      the President of the Board of Management
            Telephone:   + 48 (33) 183 667
            Telefax:     + 48 (22) 183 976

            IF TO THE LIMITED PARTNERSHIP:

            Pioneer Real Estate Advisors Poland Sp. z o.o. i Spolka, Spolka Komandytowa.
            PL Trzech Krzyzy 8
            00-499 Warsaw, Poland
            Att.:     Mr. Gren Carr Jones
                      Member of the Board of Management
            Tel.:        + 48 (22) 627 2750
            Tel./fax:    + 48 (22) 256 4760

            IF TO PIONEER INVESTMENT FUND:

            Pioneer Pierwsze Polskie Towarzystwo Funduszy Inwestycyjnych S.A. 2 Stawki St., 29 floor
            00-193 Warsaw, Poland
            Att.:     Ms. Alicja Malecka-Salomon
                      President of the Management Board

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT               Page 22 of 40
--------------------------------------------------------------------------------

            Tel.:        + 48 (22) 635 6202
            Fax:         + 48 (22) 635 8145

            IF TO PIONEER:

            Pioneer Real Estate Advisors, Inc.
            60 State Street
            Boston, MA 02-139
            USA
            Att.:     Mr. Stephen G. Kasnet
                      Mr. Amos J. Rogers III
            Telephone:   + 1 (617) 742 7825
            Telefax:     + 1 (617) 422 4286

            cc:
            Cameron McKenna Sp. z o.o.
            Warsaw Financial Center
            53 Emilii Plater St.
            00-113 Warsaw, Poland
            Att.:     Mr. Steven Shone
                      Ms. Malgorzata Pietrzak-Paciorek
            Telephone:   + 48 (22) 520 5555
            Telefax:     + 48 (22) 520 5556

            IF TO SERVOTECH:

            CADIM Servotech B.V.
            800, Square Victoria, Suite 4400
            P.O.B. 118
            Montreal, Quebec, Canada H4Z 1B7
            Att.:    V.P. Legal
            Tel.:    (514) 875-3319
            Fax:     (514) 875-3328

            cc:
            CADIM Servotech B.V.
            Herengracht 483
            1017 BT Amsterdam
            The Netherlands
            Att.:    Mr. J. Bradley Unsworth
            TeL:     31 20 622 3243
            Fax:     31 20 623 2285

            cc:
            Lafleur Brown
            1 Place Ville Marie, 37 floor
            H3B 3P4 Montreal, Quebec, Canada
            Tel.:    (514) 878 9641
            Fax:     (514) 878 1450

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT                     Page 23
--------------------------------------------------------------------------------

            00-023 Warsaw, Poland
            Tel.:    + 48 22 690 69 01
            Fax:     + 48 22 690 69 31

            IF TO EBRD:

            European Bank for Reconstruction and Development
            1 Exchange Square
            London EC2A 2JN
            Tel:     + 44 207 338 6000
            Fax:     + 44 207 338 6100
            Telex:   8812161 Answerback EBRD LG

            Att.:     Operation Administration Unit

THIS AGREEMENT SHALL BE CONCLUDED ON THE DATE ON WHICH THE LAST PARTY INDICATED IN THE PREAMBLE TO THIS AGREEMENT SIGNS IT.


SIGNED

IN THE NAME AND ON BEHALF OF THE FUND


/s/ Alicja Malecka-Salomon
----------------------------------------
Ms. Alicja Malecka-Salomon, Vice-President of the Board of Management


/s/ Amos J. Rogers III
----------------------------------------
Mr. Amos J. Rogers III, a member of the Board of Management


IN THE NAME AND ON BEHALF OF THE FOUNDATION


/s/ Grzegorz Krawczyk
----------------------------------------
Mr. Grzegorz Krawczyk, Vice-President of the Board of Management


/s/ Jacek Kucinski
----------------------------------------
Mr. Jacek Kucinski, the proxy


IN THE NAME AND ON BEHALF OF TON AGRO


/s/ Krzysztof Golebiowski
----------------------------------------
Mr. Krzysztof Golebiowski, a member of the Board of Management


/s/ Anna Wrzecionko
----------------------------------------
Ms. Anna Wrzecionko, procurist

            SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT                     Page 24
--------------------------------------------------------------------------------

IN THE NAME AND ON BEHALF OF VLI


/s/ Artur Firganek
----------------------------------------
Mr. Artur Firganek, the President of the Board of Management


IN THE NAME AND ON BEHALF OF THE LIMITED PARTNERSHIP


/s/ Gren Carr Jones
----------------------------------------
Mr. Gren Carr Jones, a member of the Board of Management of Pioneer Real Estate Advisors Poland Sp. z o.o. (General Partner)


IN THE NAME AND ON BEHALF OF PIONEER INVESTMENT FUND


/s/ Alicja Malecka-Salomon
----------------------------------------
Ms. Alicja Malecka-Salomon, the President of the Board of Management


IN THE NAME AND ON BEHALF OF PIONEER


/s/ Malgorzata Pietrzak-Paciorek
----------------------------------------
Mrs. Malgorzata Pietrzak-Paciorek, the proxy


IN THE NAME AND ON BEHALF OF SERVOTECH


/s/ Pierre Gamache
----------------------------------------
Mr. Pierre Gamache, member of the Board of Management


IN THE NAME AND ON BEHALF OF EBRD


/s/ Jolanta Gabriel           27/10/99
----------------------------------------
Ms. Jolanta Gabriel, the proxy